EXHIBIT 99(a)



                            Contact: Barbara B. Lucas
                                     Senior Vice President - Public Affairs
                                     410/716-2980

                                     F. Robert Hunter
                                     Vice President - Investor Relations
                                     410/716-3979



FOR IMMEDIATE RELEASE:    Friday, June 26, 1998

SUBJECT:     Black & Decker Closes Sale of Household Products Business


TOWSON, MD - The Black & Decker Corporation (NYSE:BDK) announced today that it has closed on the sale of its household products business in North America and Latin America, excluding Brazil, to Windmere-Durable Holdings, Inc. (NYSE:WND) for $315 million. Transfer of the household products manufacturing operations in Mexico will occur upon receipt of final regulatory approval in Mexico, which is expected shortly. A portion of the proceeds of the sale relating to the Mexican operations has been escrowed pending such approval.

         Black & Decker will retain its lighting and cleaning products, which include the Dustbuster(R) cordless vacuum. These product categories will be integrated into the corporation's consumer power tool operations.

         Commenting on the transaction, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "This sale represents the first step in a three-part divestiture program that we announced earlier this year. The process of divesting True Temper Sports and Emhart Glass remains on track, and we expect these businesses to be sold this summer. We anticipate aggregate net proceeds to exceed $500 million for the sale of the three businesses."

         Black & Decker is a leading global marketer and manufacturer of power tools, hardware, and building products used in and around the home and for commercial applications.
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